UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2013

OPTIONABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51838 (Commission File Number)	52-2219407 (I.R.S. Employer Identification No.)
635 Beach 19th Street Far Rockaway, NY 11691
(Address of principal executive offices) (zip code)
(516) 807-1981
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officer.

Effective on May 20, 2013, the Board of Optionable, Inc. reappointed Matthew Katzeff as its Chief Financial Officer.

Matthew L. Katzeff was originally appointed by the Board of Directors of Optionable, Inc. to the position of Chief Financial Officer on July 27, 2010. In December 2010, he was elected to the Board of Directors. He resigned from both positions in April 2013 at the time of the change in control of the Company and was reappointed on May 20, 2013 as stated above. Mr. Katzeff also is the Head of M&A and Managing Director at Ashir Group, Inc., a financial consulting firm. Since beginning his investment banking career at The Blackstone Group, Mr. Katzeff has developed a successful 18 year career predominantly focused upon Mergers & Acquisitions advisory, Private Equity sourcing and execution, as well as the development and execution of debt and equity capital transactions, all across a wide array of industry sectors as well as corporate sizes and situations. Since his tenure at Blackstone, Mr. Katzeff was a member of the M&A teams at SBC Warburg Dillon Read (currently UBS), Credit Suisse First Boston and Peter J. Solomon Company. Mr. Katzeff then became a Vice President with North Atlantic Trading Company, focusing on the sourcing and execution of both stand-alone and “bolt-on” private equity investments, primarily within the consumer products sector. He was also responsible for the financing and refinancing of a number of the company’s investments and acquisitions, including the arrangement of senior debt facilities and high-yield offerings.

Mr. Katzeff’s compensation with the company consists of a fee of $36,000 per year paid on a monthly basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2013	Optionable, Inc.
By: /s/ Dov Rauchwerger
Dov Rauchwerger
CEO